EXHIBIT 10.3

MEMORANDUM OF UNDERSTANDING AND NON-DISCLOSURE AGREEMENT

In Kharkov, Ukraine, on September 30, 2013, the following interested parties:

A: Michael Soursos of Kharkov, Ukraine

and

B: Gennadiy Petrovich Glazunov of Kharkov, Ukraine

Taking into consideration the following information:

Mr Glazunov is the author of patent(s) relating to pure hydrogen production.

Mr Soursos is the holder of 120,000,000 (55.8%) shares of Amazonica Corp dba Euro American Hydrogen Corp.

The following terms were agreed and accepted by both parties:

Mr. Soursos is desirous that the new patents authored by Mr. Glazunov for pure hydrogen production (excluding the country of Ukraine) be filed in the United States of America (and later the filing of international patents) in the name of Amazonica Corp. Once the patents are filed in the name of Amazonica Corp in the United States of America Mr. Soursos will transfer 64,500,000 (30%)  shares of Amazonica Corp to Mr. Glazunov. This amount of shares represents a total of 30% ownership of the current issued and outstanding shares of Amazonica Corp.

The two interested parties absolutely agree that the information exchanged in the context of this M.O.U. in written or electronic form, will be considered confidential and non-releasable to the public, unless it is otherwise agreed.  They also agree to keep all the information provided from one party/member to another confidential and not to disclose to any third party part of or the total of this information, unless otherwise agreed.

The 1st Interested Party	The 2nd Interested Party

/s/ Michael Soursos	/s/ Gennadiy Petrovich Glazunov
Michael Soursos	Gennadiy Petrovich Glazunov